Exhibit 10(i)

P.O. Box 245008

Milwaukee, WI 53224

Direct Dial Number: (414) 359-4100

Facsimile Number: (414) 359-4143

E-Mail Address: mpetrarca@aosmith.com

December 10, 2015

Mr. Ajita G. Rajendra

Chairman, President and Chief Executive Officer

A. O. Smith Corporation

11270 West Park Place, Suite 170

P. O. Box 245008

Milwaukee, WI 53224

Re:	Amendment to Offer Letter

Dear Ajita:

This letter confirms our agreement to further amend your offer dated September 20, 2004 (“Offer Letter”) with respect to your pension supplement. To clarify certain issues with respect to the pension supplement described in the Offer Letter, the following replaces item 4, Pension Supplement, in the Offer Letter and in the subsequent amendment dated February 25, 2009:

4. Pension Supplement. You are entitled to a $85,000 annual pension supplement (“Pension Supplement”) as described in this paragraph 4 upon completion of ten (10) years of service with A. O. Smith (the “Corporation”). Payment of the Pension Supplement will commence upon your separation from service from the Corporation and its affiliates. The supplement will be paid semi-monthly in the amount of $3,541.67. The term “separation from service” has the meaning given in Internal Revenue Code Section 409A and the regulations thereunder (“Section 409A”).

The Pension Supplement will be due and payable on the 15th and last day of each month, starting with the month immediately following your separation from service. If, however, you are a “specified employee” within the meaning of Section 409A at the time of your separation from service, then your Pension Supplement payments will be delayed for six (6) months following your separation from service. If that occurs, then the first Pension Supplement payment due will equal $46,041.67 (constituting 6 and  1⁄2 months of payments) and will be paid on the fifteenth day of the seven month following your separation from service. After such date, subsequent Pension Supplement payments shall resume on the regular monthly payment schedule. The final Pension Supplement payment shall be due and payable for the month in which you die. Starting with the month after your death, no further Pension Supplement payments shall be made.

December 10, 2015

You should be aware of two important tax consequences related to the Pension Supplement. First, the present value of the Pension Supplement is treated as wages for Federal Insurance Contributions Act (FICA) tax purposes when it is vested and when the present value of the Pension Supplement is reasonably ascertainable, in accordance with the FICA regulations. We expect the present value of the Pension Supplement to be treated as taxable wages for FICA purposes in the year in which you separate from service. As permitted by Section 409A, the Corporation may direct that a portion of your vested Pension Supplement payments be accelerated and paid in a lump sum at the time the FICA tax is due in an amount equal to the FICA tax withholding amount, plus an amount equal to the income tax withholding obligations due on that accelerated payment. If that occurs, then the accelerated portion needed to cover the FICA tax amount (and income tax withholding obligations thereon) will be deemed taken from the earliest payments due. Second, the Pension Supplement payments are treated as wages for income tax withholding purposes. As such, the payments will be reported on a Form W-2 (even after you retire) and will be subject to federal and, if applicable, state income tax withholding. Accordingly, the payments actually distributed to you will be reduced by the applicable income tax withholding amounts.

If you have any questions about this matter, please feel free to contact me.

Very Truly Yours,

/s/ Mark A. Petrarca
Senior Vice President-Human Resources & Public Affairs

AGREED:

/s/ Ajita G. Rajendra

Date: December 10, 2015